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                        Med/Waste Inc. and Subsidiaries

             Exhibit 11 - Computation of Earnings (Loss) Per Share

                   Three Months Ended March 31, 1996 and 1995

                                  (Unaudited)





                                       1996        1995
                                     ---------  ----------

Net income (loss)                      $87,266  $(202,913)
                                     =========  ==========
Weighted average shares outstanding  1,892,826   1,869,174
                                     =========  ==========
Net earnings (loss) per share             $.05      $(.11)
                                     =========  ==========



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